Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-152150 on Form F-3 of our reports dated June 26, 2009, relating to the financial statements and financial statement schedule of Top Ships Inc. and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2008.

We also consent to the reference to us under the headings "Selected Financial Data" in this Annual Report on Form 20-F.

/s/ Deloitte. Hadjipavlou, Sofianos, & Cambanis S.A.
Athens, Greece
June 26, 2009